Ex(10)G

Amendment
to the
Target Corporation Supplemental Pension Plan I,
Supplemental Pension Plan II, and
Supplemental Pension Plan III

        By virtue and in exercise of the amending power reserved to Target Corporation ("Target") under the Target Corporation Supplemental Pension Plan I, Target Corporation Supplemental Pension Plan II and Target Corporation Supplemental Pension Plan III (collectively, the "SPPs"), the SPPs are amended effective April 30, 2002, as follows:

        1.    Each of the SPPs is amended by adding a new Section 2.3 to read as follows:

  "Sec. 2.3 Transfers. Effective for each Participant who is classified as an Officer of Target Corporation at a level of Vice President or higher, who becomes vested in a benefit under a Qualified Plan, and whose Termination of Employment occurs on or after April 30, 2002, a pension benefit shall no longer be payable to such Participant under this Plan, but rather such Participant shall have the actuarial lump sum present value of the accrued pension benefit determined under this Plan credited to a deferral account in his or her name under the Target Corporation SMG Executive Deferred Compensation Plan ('SMG EDCP') as provided under Article VI. Adjustments to and payment of such transferred benefit is determined under the SMG EDCP."

        2.    Each of the SPPs is amended by adding a new Article VI to read as follows:

        "Article VI    TRANSFERS

          Sec. 6.1 Application. This Article VI applies to Participants who become subject to Section 2.3 ("Affected Participants").

          Sec. 6.2 Initial One-Time Transfer.

          (a)  For Affected Participants who are members of the Target Corporation Corporate Operating Committee on April 30, 2002, the April 30, 2002 actuarial lump sum present value of the Participant's accrued pension benefit under Section 2.1 of the Plan as of December 31, 2001, shall be transferred to the SMG EDCP as a credit to the Participant's deferral account under the SMG EDCP.

          (b)  For Affected Participants on July 31, 2002 who were not included in Paragraph (a), the July 31, 2002 actuarial lump sum present value of the Participant's accrued pension benefit under Section 2.1 of the Plan as of December 31, 2001, shall be transferred to the SMG EDCP as a credit to the Participant's deferral account under the SMG EDCP.

          (c)  For all other Affected Participants, on or about the April 30 immediately following the calendar year in which a Participant becomes an Affected Participant, the actuarial lump sum present value of the Participant's accrued pension benefit under Section 2.1 of the Plan as of the preceding December 31, shall be transferred to the SMG EDCP as a credit to the Participant's deferral account under the SMG EDCP.

          (c)  The actuarial lump sum present value of an Affected Participant's accrued pension benefit shall be determined in accordance with the provisions of the SMG EDCP.

          Sec. 6.3 Annual Adjustment Transfers. On or about April 30 of each year following the Initial One-Time Transfer under Section 6.2, an adjustment will be made to a Participant's deferral account under the SMG EDCP to reflect a change in the actuarial lump sum present value of the Participant's accrued pension benefit determined under Section 2.1 of this Plan offset by amounts previously transferred (plus earnings). This annual adjustment is determined in accordance with the provisions of the SMG EDCP.